EXHIBIT 99.1

2017 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 18, 2017, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 7, 2017. The number of shares represented in person or by proxy at the Annual Meeting was 5,515,874 or 84.26% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2018 Annual Meeting of Shareholders or until their successors are elected and qualified. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Kimberly A. Box	4,150,758	214,179	1,150,937
Charles D. Fite	4,120,358	244,579	1,150,937
Jeffery Owensby	4,148,216	216,452	1,150,937
William A. Robotham	4,159,315	205,622	1,150,937
David T. Taber	4,156,325	208,612	1,150,937
Stephen H. Waks	4,148,177	216,760	1,150,937
Philip A. Wright	4,149,627	215,310	1,150,937
Michael A. Ziegler	4,153,787	211,150	1,150,937

Proposal No. 2 — To ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
5,504,075	7,909	3,890

Proposal No. 3 — Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
3,869,315	199,816	295,806	1,150,937

Proposal No. 4 — Advisory (Non-Binding) Vote on the Frequency of Future Votes on Executive Officer Compensation

Management previously recommended annual frequency of future votes on executive officer compensation and shareholders approved annual future votes on executive officer compensation. The voting results for Proposal No. 4 were as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non-votes
3,570,542	42,663	495,214	256,518	1,150,937

As a result of the shareholders vote for annual frequency of the vote on executive officer compensation, the Board has passed a resolution that it intends to hold annual votes on executive officer compensation.